Exhibit 9(f)
ST. CLAIR FUNDS, INC.

FORM OF
SERVICE PLAN


		Section 1. Upon the recommendation of First Data Investor Services Group, Inc. ("FDISG"), the administrator of St. Clair Funds, Inc. (the "Company"), any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Company's Board of Directors ("Agreements") with insurance companies offering variable insurance contracts for which certain series of the Company identified in Appendix B hereto (the "Funds") serve as funding vehicles ("Contracts") and the Principal Underwriter of the Funds' shares or other organizations through whom Contacts are sold ("Shareholder Organizations"). Pursuant to such Agreements, Shareholder Organizations shall provide support services as set forth therein to persons who own Contracts, in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate of up to 0.25% of the average daily net asset value of each of the Funds. Comerica Bank and its affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan.

		Section 2. FDISG shall monitor the arrangements pertaining to the Company's Agreements with Shareholder Organizations in accordance with the terms of FDISG's agreement with the Company. FDISG shall not, however, be obligated by this Plan to recommend, and the Company shall not be obligated to execute, any Agreement with any qualifying Shareholder Organization.

		Section 3. So long as this Plan is in effect, FDISG shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

		Section 4.  This Plan shall become effective
immediately with respect to the Funds upon the approval of the Plan (and the form of Agreement attached hereto) by a majority of the Company's Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, as amended (the "Act"), of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Directors"), pursuant to a vote case in person at a meeting called for the purpose of voting on the approval of this Plan and form of Agreement.

		Section 5. Unless sooner terminated, this Plan shall continue in effect for so long as its continuance is approved at least annually in the manner set forth in Section 4.

		Section 6. This Plan may be amended at any time with respect to any Fund by the Company's Board of Directors, provided that any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

		Section 7. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested
Directors.

		Section 8.  While this Plan is in effect, the
selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of the Company shall be committed to the discretion of such non-interested Directors.


Adopted by the Board:   February 4, 1997


APPENDIX A

ST. CLAIR FUNDS, INC.
FORM OF SERVICING AGREEMENT


To:	[Shareholder Organization]

	We wish to enter into this Servicing Agreement with you concerning the provision of support services to persons
("Contractowners") who own variable insurance contracts
("Contracts") with insurance companies for which certain series
("Funds") of St. Clair Funds, Inc. identified on Schedule A attached hereto serve as funding vehicles.

	The terms and conditions of this Servicing Agreement are as follows:

	1. You agree to provide the following support services to Contractowners who may from time to time indirectly own shares of
the Funds ("Shares"):   (i) establishing and maintaining accounts
and records relating to such Contractowners; (ii) processing dividend and distribution payments from us on behalf of Contractowners; (iii) providing information periodically to Contractowners showing their indirect positions in Shares and integrating such statements with those of other transactions and balances in Contractowner's other accounts serviced by you; (iv) responding to Contractowner inquiries relating to the services performed by you; (v) responding to routine inquiries from Contractowners concerning the Shares; (vi) forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements) to Contractowners;
(vii) providing Contractowners with a service that invests the assets of their accounts in Shares under Contracts pursuant to specific or pre-authorized instructions; and (viii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

	Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Contractowners.

	Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statement of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

	Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Contractowners. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

	Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of ____ of 1% of the average daily net asset value of the Shares beneficially owned by the Contractowners for whom you provide services hereunder (the "Contractowners' Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Contractowners' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares.

	Section 6. You will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Contractowners of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

	Section 7.  We may enter into other similar Servicing
Agreements with any other persons without your consent.

	Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection hereunder will be disclosed by you to the Contractowners for whom you provide services hereunder and will not be excessive; (ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares; and (iii) in the event an issue pertaining to our Service Plan is submitted for shareholder approval, you will vote any shares held for your own account in the same proportion as the vote of those shares held for your Contractowner's accounts.

	Section 9. This agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until __________, 1998, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Shares, without penalty, at any time by us (which termination may be by vote or a majority of the Disinterested Directors as defined in Section 12) or by you upon written notice to the other party hereto.

	Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

	Section 11. This Agreement will be construed in accordance with the laws of the State of Massachusetts and is non-assignable by the parties hereto.

	Section 12. This Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Service Plan adopted by us regarding the provision of support services to the beneficial owners of Shares or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").

	If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o First Data Investor Services Group, Inc. One Exchange Place, 8th Floor, Boston, Massachusetts 02109-2873.


Very truly yours,


THE MUNDER FUNDS, INC.


Date:				By:
			(Authorized Officer)




							Accepted and Agreed to:
							[SHAREHOLDER
ORGANIZATION]


							By:

Date:  _____________________				(Authorized
Officer)

Address of Shareholder Organization:
	___________________________


	___________________________


	___________________________



APPENDIX B

SERIES



Munder S&P 500 Index Equity Fund
Munder S&P MidCap Index Equity Fund
Munder S&P SmallCap Index Equity Fund
Munder Foreign Equity Fund
Munder Aggregate Bond Index Fund

  Services may be modified or omitted in the particular case and items renumbered.

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